D/LFI-
                                Dreyfus Premier Balanced Fund
                                Dreyfus Premier Limited Term Income Fund
                                Dreyfus Premier Strategic Income Fund
                                D/LFT-
                                Dreyfus Premier International Bond Fund
                                Dreyfus Premier Managed Income Fund




                               PROPOSED RESOLUTION


          RESOLVED, that the transactions engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is determined to have been effected in compliance with the Procedures adopted by the Board with respect to such transactions.